EXHIBIT 10.1
                   EMPLOYMENT AGREEMENT BETWEEN THE REGISTRANT
                     AND JOHN THATCH, DATED NOVEMBER 2, 1999

                              EMPLOYMENT AGREEMENT

      This EMPLOYMENT AGREEMENT, made and entered into as of the 2nd day of November 1999, by and between New Millenium Media International, Inc., a Colorado Corporation (the "Corporation"), and Mr. John Thatch, an individual residing in Clearwater, Florida (the"Executive").

                                WITNESSETH THAT:

      WHEREAS, the Corporation desires to employ the Executive in the capacity hereinafter stated, and the Executive desires to enter into the employ of the Corporation in such capacity for the period and on the terms and conditions set forth herein;

      NOW THEREFORE, in consideration of the mutual covenants and agreements set forth below, it is hereby covenanted and agreed by the Corporation and the Executive as follows:

      1. EMPLOYMENT PERIOD. The Corporation hereby agrees to employ the Executive as its President and Chief Executive Officer and the Executive, in such capacities, agrees to provide services to the Corporation for the period beginning on the date first above written (the "COMMENCEMENT DATE") and ending on the third anniversary of the Commencement Date (the "EMPLOYMENT PERIOD").

      2. PERFORMANCE OF DUTIES. The Executive agrees that during the Employment Period, while he is employed by the Corporation, he shall devote his best efforts, energies and talents to serving in the capacities of President and Chief Executive Officer of the Corporation in the bet interests of the Corporation, and to perform the duties assigned to him by the Board of Directors faithfully, efficiently and in a professional manner; provided that the Executive shall not, without his consent, be assigned duties that would be inconsistent with those of the President and Chief Executive Officer of the Corporation.

      3. COMPENSATION. Subject to the terms and conditions of this Agreement, during the Employment Period, the Executive shall be compensated by the Corporation for his services as follows:

            (a) He shall receive, for each 12-consecutive month period beginning on the Commencement Date and each anniversary thereof, a rate of salary that is not less than $120,000 per year, payable in substantially equal monthly or more frequent installments. The Corporation shall also provide an additional $10,000 yearly for non accountable expenses, payable at least monthly to Executive. During the Employment Period the Executive's salary rate shall be reviewed by the Board of Directors on or before each anniversary of the Commencement Date to determine whether an increase in his rate of compensation is appropriate.

            (b) He shall receive, as of the date hereof, ten percent of all issued and outstanding common stock of the Corporation as of, plus stock options which shall be determined by the Board of Directors.

            (c) He shall be eligible to receive incentive compensation payments which, in the aggregate, are not less than the highest such payments provided to any other senior executives of the Corporation. The Corporation intends to establish an incentive compensation program pursuant to which such incentive payments shall be paid to the executive and, at the time such program is established, payments thereunder shall be made to the Executive as is such program was in effect as of the Commencement Date based on the Executive's performance or other relevant factors from the Commencement Date.

            (d) He shall be a participant in the following executive benefit plans maintained by the Corporation on substantially the same terms and conditions as other senior executives of the Corporation: group life insurance, group medical, long-term disability, thrift, pension, vacation, sick days, educational assistance, vehicle allowance, attendance awards and annual medical physical.

            (e) He shall be entitled to receive the following perquisites which shall not be less favorable to the Executive then the perquisites provided by the Corporation immediately prior to the Employment Period: reimbursement of family medical insurance of $500.00 per month, reimbursement of vehicle allowance of $500.00 per month and reimbursement of $250.00 a month for cellular phone expenses.

            (f) He shall be reimbursed by the Company for all reasonable business, promotional, travel and entertainment expenses incurred or paid by him during the employment period in the performance of his services under this Agreement provided that the Executive furnishes to the Company appropriate documentation in a timely fashion required by the Internal Revenue code in connection with such expenses and shall furnish such other documentation and accounting as the Company may from time to time reasonably request.

            (e) It is acknowledged that the Corporation intends to utilize a employee leasing or payroll company. This employment contract shall survive any and all termination of any employee leasing and/or payroll company that Corporation engages now or in the future. The Executive shall not give up any rights or entitlements under any such employee leasing and/or payroll agreements.


            (e) It is acknowledged that the Corporation intends to utilize a employee leasing or payroll company. This employment contract shall survive any and all termination of any employee leasing and/or payroll company that Corporation engages now or in the future. The Executive shall not give up any rights or entitlements under any such employee leasing and/or payroll agreements.

      4. COMPENSATION DUE UPON TERMINATION. Except as otherwise provided under the executive benefit plans maintained by the Corporation in which the Executive participates in accordance with the subparagraph 3(d), the Executive's right to compensation for periods after the date his employment with the corporation terminates shall be determined in accordance with the following:

            (a) DISCHARGE WITHOUT CAUSE. In the event the Corporation terminates the Executive's employment under this Agreement without cause, the Executive shall be entitled to receive:

                  (i) all payments of his salary (as of the date of termination) in accordance with the provisions of subparagraph 3 (a) for the lesser of
      (a) tweleve months or (b) the remainder of the Employment Period; and

                  (ii) payment of any incentive compensation payments that otherwise would have been payable to the Executive under subparagraph 3
      (c) through the date his employment with the Corporation terminates.

            (b) VOLUNTARY REGISTRATION. The Corporation shall have no obligation to make payments to the Executive in accordance with the provisions of paragraph 3 for periods after the date on which the Executive's employment with the Corporation terminates due to the Executive's voluntary resignation.

            (c) DISCHARGE FOR CAUSE. The Corporation shall have no obligation to make payments to Executive in accordance with he provisions of paragraph 3 for periods after the Executive's employment with the Corporation is terminated on account of the Executive's discharge for cause. For purposes of this Section 4, the Executive shall be considered discharged for "cause" if he is discharged by the Corporation on account of the occurrence of one or more of the following events:

                  (i) the Executive becomes habitually addicted to drugs or alchahol;

                  (ii) the Executive discloses confidential information in violation of paragraph 5;

                  (iii) the Executive engages in competition in violation of paragraph 6;

                  (iv) the Corporation is directed by regulatory or governmental authorities to terminate the employment of the Executive.

                  (v) The Executive flagrantly disregards his duties under this Agreement after (A) notice has been given to the Executive by the Board of Directors of the Corporation that it vies the Executive by the Board of Directors of the Corporation that it views the Executive to be flagrantly disregarding his duties under this Agreement and (B) the Executive has been given a period of 10 days after such notice to cure such misconduct (provided that no such notice or cure period shall be required is Executive's disregard of his duties has materially and adversely affected the Corporation);

                  (vi) The Executive commits an act of fraud against the corporation or violates a duty of loyalty to the Corporation or violates paragraph 2.

            (d) DISABILITY. The Corporation shall have no obligation to make payments to the Executive in accordance with the provisions of paragraph 3 for periods after the date the Executive's employment with the Corporation terminates on account of disability. For purposes of this subparagraph 4 (d), determination of whether the Executive is disabled shall be

Determined in accordance with the Corporation's long term disability plan and applicable law, except payments due and owing as of such date.

      5. CONFIDENTIAL INFORMATION. Except as may be required by the lawful order of a court or agency of competent jurisdiction, the Executive agrees to keep secret and confidential indefinitely all non-public information concerning the Corporation and its affiliates that was acquired by or disclosed to the Executive during the course of his employment by the Corporation or any of its affiliates, including information relating to customers (including, statements), costs, and operations, financial data and plans, whether past, current or planned and not to disclose the same, either directly or indirectly, to any other person, firm or business entity, or to use it in any way; provided, however, that the provisions of this paragraph 5 shall not apply to information that is in the public domain or that was disclosed to the Executive by independent third parties who were not bound by an obligation of confidentiality. The Executive further agrees that he shall not make any statement or disclose that (a) would be prohibited by applicable Federal or state laws or (b) is intended or reasonably likely to be detrimental to the Corporation or any of its subsidiaries or affiliates.

      6. SUCCESSORS. This Agreement shall be binding on, and inure to the benefit of, the Corporation and its successors and assigns and any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Corporation's assets and business.

      7. NONALIENATION. The interest of the Executive under this Agreement are not subject to the claims of his creditors, other than the Corporation, and may not otherwise be voluntarily or involuntarily assigned, alienated or encumbered except to the Executive's estate upon his death.

      8. REMEDIES. The Executive acknowledges that the corporation would be irrepairibly injured by a violation of paragraph 5, and agrees that the Corporation shall be entitled to an injunction restraining the Executive from any actual or threatened breach of paragraph 5, or to any other appropriate equitable remedy without bond or other security being required.

      9. WAIVER OF BREACH. The waiver by either the Corporation or the Executive of a breach of any provision of this Agreement shall not operate as or be deemed a waiver of any subsequent breach by either the Corporation or the Executive.

      10. NOTICE. Any notice to be given hereunder by a party hereto shall be in writing and shall be deemed to have been given when received or, when deposited in the U.S. mail, certified or registered mail, postage prepaid:

(e) to the Executive addressed as follows:

                                                              Mr. John Thatch
                                                              P.O. Box 8337
                                                              Clearwater,
                                                              Florida 33758


(f) to the Corporation addressed as follows:

                                                              New Millenium Media International, Inc.
                                                              101 Philipe Parkway
                                                              Suite 300
                                                              Safety Harbor, Florida 34695
                                                              Attn:____________________________


      11. AMENDMENT. This Agreement may be amended or cancelled by mutual agreement of the parties in writing without the consent of any other person and no person, other than the parties thereto (and the Executive's estate upon his death), shall have any rights under or interest in this Agreement or the subject matter hereof.

      12. APPLICABLE LAW. The provisions of this Agreement shall be construed in accordance with the internal laws of the State of Florida.

      13. TERMINATION. All of the provisions of this Agreement shall terminate after the expiration of the Employment Period.

      14. Non-Competition. The Executive agrees for a period one year commencing on the expiration of this agreement that the Executive shall not compete with the Corporation or become a officer, director, employee of a company, corporation or partnership that directly or indirectly competes with the business that Corporation is currently engaged with. The executive further agrees not to solicit for employment any employees or customers of Corporation or any affiliates there of.

      IN WITNESS WHEREOF, the Executive and the Corporation have executed this Employment Agreement as of the day and year first above written.



                                    /s/ John
Thatch
                                    John Thatch

                                    NEW MILLENIUM MEDIA INTERNATIONAL, INC.


                                    /s/ Gerald C. Parker
                                    ---------------------------------------
By: Gerald C. Parker
                                    Its: Chairman

                                   ADDENDUM TO
                              EMPLOYMENT AGREEMENT

      This ADDENDUM TO EMPLOYMENT AGREEMENT, made and entered into as of the 1st day of June 2000, by and between New Millenium Media International, Inc., a Colorado corporation (the "Corporation"), and Mr. John Thatch, an individual residing in Clearwater, Florida (the "Executive").


                                WITNESSETH THAT:

      WHERAS, the Parties hereto entered into an Employment Agreement dated November 2, 1999 for a term of three years;

      WHEREAS, the Parties desire to change an element of the employee's compensation as stated in said Employment Agreement.

      NOW THEREFOR, in consideration of the mutual covenants and agreements set forth herein, it is hereby covenanted and agreed by the Corporation and the Executive as follows:

      1. Paragraph 3.(a) of the Employment Agreement between the parties hereto is deleted in its entirety and substituted in its stead shall be the paragraph 3.(a) as follows:

            "3. (a) He shall receive, for the first 12-consecutive month period beginning on the beginning January 1, 2000 a rate of salary that is not less than $140,000 per year, payable in substantially equal monthly or more frequent installments. For the balance of the term of this Employment Agreement beginning on January 1, 2001 and for the balance of the employment term the EXECUTIVE shall receive a rate of salary that is not less than $120,000 per year, payable in substantially equally monthly or more frequent installments. The Corporation shall also provide an additional $10,000 yearly for non accountable expenses, payable at least monthly to Executive. During the Employment Period the Executive's salary rate shall be reviewed by the Board of Directors on or before each anniversary of the Commencement Date to determine whether an increase in his rate of compensation is appropriate."

2. In all other respects the said November 2, 1999 Employment Agreement shall remain unchanged and is hereby ratified and affirmed as modified herein.

      IN WITNESS WHEREOF, the Executive and the Corporation have executed this Employment Agreement as of the day and year first above written.





                                    /s/ John
Thatch
                                    John Thatch


                                    /s/ Gerald C. Parker
                                    --------------------------------------------
                                    By: Gerald C. Parker
                                    Its: Chairman


                                    NEW MILLENIUM MEDIA INTERNATIONAL, INC.

                    Extension/Renewal of Employment Agreement

This Extension/Renewal of Employment Agreement is entered into this 18th Day of November 2002 in Pinellas County, Florida by and between New Millenium Media International, Inc. (NMMI) and John "JT" Thatch.

Whereas, NMMI entered into a written executive employment contract with John "JT" Thatch dated November 2, 1999 that employed said John "JT" Thatch as president and chief executive officer of NMMI for a term of three years from January 1, 2000.

Whereas, said three year executive employment contract will expire December 31, 2002.

Whereas, after discussion and negotiation it has been determined by both parties hereto to be in their respective best interests to extend and renew the said November 2, 1999 executive employment contract of NMMI with John "JT" Thatch as president and CEO.

                                   WITNESSETH

FOR AND IN CONSIDERATION of the promises, covenants and conditions contained herein, ten dollars and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto intending to be legally bound, agree as follows:

1. The recitations as stated above, unless in direct conflict with the covenants herafter shall be included as a part of this Agreement. In the event of any such direct conflict in terms, then the terms hereafter of this Agreement shall govern.
2. The November 2, 1999 Employment Agreement entered into by and between NMMI and John "JT" Thatch is hereby extended/renewed for an additional three year term effective without interruption from January 1, 2003 through December 31, 2005.
3. In all respects said Employment Agreement is hereby ratified and affirmed.

     IN WITNESS WHEREOF, the undersigned parties hereto have executed this Extension/Renewal of Employment Agreement this 18th day of November 2002.



John "JT"  Thatch

/s/ John Thatch
Individually


NEW MILLENIUM MEDIA INTERNATIONAL, INC.


/s/ John Thatch
By: John "JT" Thatch  CEO/President Director

                               SECOND ADDENDUM TO
                                       THE
                              EMPLOYMENT AGREEMENT

      This SECOND ADDENDUM TO THE EMPLOYMENT AGREEMENT is made and entered into as of this 3rd day of February, 2004, by and between New Millenium Media International, Inc., a Colorado Corporation (the "Corporation") and Mr. John Thatch, an individual residing in Clearwater, Florida (the "Executive").

                                 WITNESSETH THAT


      WHEREAS, the Corporation and the Executive (collectively, the "Parties") entered into an Employment Agreement (the "Employment Agreement") on November 2, 1999 for a term of three years (the "Employment Period");

      WHEREAS, the Parties entered into an Extension/Renewal of the Employment Agreement on November 18, 2002 for an additional three year term effective from January 1, 2003 through December 31, 2005 (the "Renewal Period"); and

      NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, it is hereby covenanted and agreed by the Corporation and the Executive as follows:

      1. Paragraph 3(b) of the Employment Agreement between the parties hereto is deleted in its entirety and substituted therefore shall be the following:

      "3. COMPENSATION. Subject to the terms and conditions of this Agreement, during the Employment Period, the Executive shall be compensated by the Corporation for his services as follows:

                  (b) He shall receive a total of 3 million (3,000,000) shares of common stock in the Corporation, which does not include the conversion of any preferred stock into common stock. He shall also receive one percent (1%) of all revenue derived from any licensing fees received by the Corporation in connection with the commercialization of the OnScreen Large Scale Video Display ("OSD").

      2. In all other respects the Employment Agreement shall remain unchanged and is hereby ratified and affirmed as modified herein.

The effectiveness of this Second Amendment to the Employment Agreement is conditioned on closing and funding in full the October 16, 2003 offering for seven million two hundred thousand dollars ($7,200,000) within the terms and conditions as stated in the Memorandum of Terms, 1,600 Units that designates the specific terms and conditions for the offering (hereafter referred to as the "Offering"). Should the Offering fail to close and be fully funded for the said seven million two hundred thousand dollars ($7,200,000), then this Second Amendment to the Employment Agreement shall be void and have no effect.

         IN WITNESS WHEREOF, the Executive and the Corporation have executed this Second Addendum to the Employment Agreement as of the date first above written.

THE EXECUTIVE:

/s/ John Thatch
-----------------------------------------------
Name: John Thatch



THE CORPORATION:

/s/ Mark R. Chandler
----------------------------------------------
Name: Mark R. Chandler
Its:  Chief Financial Officer
For:  New Millenium Media International, Inc.




                                        2